As filed with the Securities and Exchange Commission on February 10, 2017

Registration No. 333-215410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Biostage, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	3841	45-5210462
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, Massachusetts 01746

(774) 233-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

James McGorry
President and Chief Executive Officer
Biostage, Inc.
84 October Hill Road, Suite 11, Holliston, Massachusetts 01746
(774) 233-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Josef B. Volman, Esq. Chad J. Porter, Esq. Burns & Levinson LLP 125 Summer Street Boston, MA 02110 (617) 345-3000	Joseph A. Smith, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-215410)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this "Amendment") relates to the the Registration Statement on Form S-1 (File No. 333-215410) of Biostage, Inc. (the “Registrant”), as amended, declared effective on February 9, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Burns & Levinson LLP.
23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on January 3, 2017).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Holliston, Commonwealth of Massachusetts, on this 10th day of February, 2017.

BIOSTAGE, INC.

By:	/s/ James J. McGorry
James J. McGorry
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. McGorry	President and Chief Executive Officer and Director	February 10, 2017
James J. McGorry	(Principal Executive Officer)

/s/ Thomas W. McNaughton	Chief Financial Officer (Principal Financial Officer and	February 10, 2017
Thomas W. McNaughton	Principal Accounting Officer)

*	Chairman	February 10, 2017
John F. Kennedy

*	Director	February 10, 2017
John J. Canepa

*	Director	February 10, 2017
Blaine H. McKee

*	Director	February 10, 2017
Thomas Robinson

By:	/s/ James J. McGorry
James J. McGorry, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1*	Opinion of Burns & Levinson LLP.
23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on January 3, 2017).

*	Filed herewith.